Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Contact: Liz Cougot
4951 Lake Brook Drive	Phone: (804) 747-3120
Glen Allen, Virginia 23060-9272	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

June 4, 2008

HILB ROGAL & HOBBS COMPANY ANNOUNCES PROMOTION OF

F. MICHAEL CROWLEY TO PRESIDENT AND CHIEF OPERATING OFFICER

RICHMOND, VA - Hilb Rogal & Hobbs Company (NYSE: HRH), one of the world’s largest insurance and risk management intermediaries, announced today the promotion of its president, F. Michael (Mike) Crowley, to the new position of president and chief operating officer.

As president, Mr. Crowley has been responsible for HRH’s retail operations. In this expanded role, he will have direct responsibility for sales and operational leadership, including the company’s international and wholesale operations.

Mr. Crowley, 56, has been president of HRH since September 2005. He joined the company in 2004 as executive vice president, national director of property and casualty. Prior to joining HRH, he was president and chief operating officer of Palmer & Cay, Inc. from 1998 to 2002 and vice chairman from 2002 to 2004.

HRH’s Chairman and CEO, Martin L. (Mell) Vaughan, III, commented, “Mike has an excellent reputation within the insurance industry, and has done an outstanding job leading HRH’s retail operations. These attributes, along with his notable achievements in the areas of sales productivity and client service excellence, make this promotion a logical progression for Mike and for HRH.”

About HRH

Hilb Rogal & Hobbs Company (HRH) is the eighth largest insurance and risk management intermediary in the United States, with over 140 offices throughout the United States and the world.  HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure.  In addition, HRH offers a full range of personal and corporate financial products and services.  HRH is focused on understanding our clients’ businesses, employees and risks, as well as the insurance and financial markets, so that we can develop insurance, risk management and employee benefits solutions that best fit their needs. The company’s common stock is traded on the New York Stock Exchange, symbol HRH.  More information about HRH may be found at www.hrh.com.

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